Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and related Prospectus of Broadcom Corporation pertaining to (i) the Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated; (ii) the Broadcom Corporation 1998 Employee Stock Purchase Plan, as amended and restated; and (iii) the Siliquent Technologies Inc. 2001 Omnibus Stock Option and Restricted Stock Incentive Plan, as amended, including the sub plan thereto, the Stock Option and Restricted Stock Incentive Plan for Israeli Employees-2003 (as assumed by Broadcom Corporation) and to the incorporation by reference therein, of our reports dated February 25, 2005, with respect to the consolidated financial statements and schedule of Broadcom Corporation, Broadcom Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Broadcom Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
Orange County, California
August 18, 2005